Exhibit 99.1

[Gleacher letterhead]

June     , 2014

Re:  Important notice regarding your shares of Gleacher & Company, Inc. (the “Company”) common stock

Dear Stockholder:

On May 29, 2014, stockholders of the Company approved the dissolution and liquidation of the Company pursuant to a Plan of Dissolution.  Absent unforeseen events, the Company currently anticipates filing a Certificate of Dissolution on or about June 30, 2014 (the “Effective Time”).

We expect that trading in the Company’s common stock will be suspended on the NASDAQ Global Market at the Effective Time.

You Must Move Your Shares Soon if You Wish to Continue to Be Able to Trade Them.

We are sending this letter to you because you are a record holder of Company stock.  As a record holder, you hold some or all of your shares in certificate form or in a book-entry account in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”).  Under Delaware law, AST may not make any transfers of the Company’s stock on its books after the Effective Time.  This means that if you continue to hold your shares in certificate form or in your account at AST at the Effective Time, you will not be able to transfer shares after that time.   If you move your shares to a brokerage account, The Depository Trust Company (“DTC”) or another nominee before the Effective Time, you may be able to transfer your ownership interest in the shares after the Effective Time, but only if a broker or other trader makes a market in the shares.  (Technically, you would not actually be transferring your shares per se, but instead transferring beneficial interests in your shares.) We cannot guarantee, however, that there will be a market for the Company’s common stock after the Effective Time, so it is possible that you would go to the trouble and expense of moving your shares only to find that there is no public market after the Effective Time.

Please see the enclosed Frequently Asked Questions for additional information regarding transferring your shares to your brokerage account.

Best regards,

Patricia Arciero-Craig
General Counsel

Enclosure

Frequently Asked Questions

1.              What is happening to the Company?

Following the approval by the Company’s stockholders, on May 29, 2014, of the dissolution and liquidation of the Company pursuant to a Plan of Dissolution, the Company intends to dissolve and liquidate the Company.  Absent unforeseen events, the Company currently anticipates filing a Certificate of Dissolution on or about  June 30, 2014 (the “Effective Time”).

2.              How will the dissolution of the Company affect my shares listed on the NASDAQ?

The Company’s common stock, par value $.01 per share, will be de-listed from trading on the NASDAQ Global Market (the “NASDAQ”).  Trading in the Company’s common stock on the NASDAQ will be suspended at the Effective Time if not previously suspended.

3.              What happens to my shares after the Effective Time?

After the Effective Time, under applicable law, the Company will in general no longer be able to issue new certificates, other than replacement certificates, or record transfers of common stock on its books.  All liquidating distributions from the Company or a liquidating trust on or after the Effective Time, if any, will be made to stockholders of record according to their holdings of the Company’s common stock on the Company’s stock ledger as they appeared at the Effective Time.  After the Effective Time, the Company may require stockholders to surrender their stock certificates in order to receive subsequent distributions.

4.              Should I send in my stock certificate if I have one?

Not yet. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates.

5.              Can I still sell my shares prior to the Effective Time?

Yes.

6.              How do I transfer my shares prior to the Effective Time?

If you hold your shares in a brokerage account, you can transfer your shares as you always have. If you have stock certificates and want to sell your shares on NASDAQ you can submit them directly to your own broker, who will be able to handle the transfer for you.

If you own your shares in book-entry form through AST and do not have your shares in certificate form, you must first locate the Direct Registration Book-Entry Advice statement (the “DRS Statement”) you should have received from AST indicating the number of shares in your account.   Once you have your DRS Statement, you may sell prior to the Effective Time either through your own broker or by contacting and opening a brokerage account with AST Investor Services as described in the DRS Statement.  If you cannot locate your DRS Statement, please contact the Shareholder Services Department at AST at (800) 937-5449.

7.              I want to retain flexibility to sell my shares after the Effective Time.  When do I need to transfer my shares to my broker or to DTC or other nominee?

You must complete your transfer prior to the Effective Time.

8.              Can I sell my shares after the Effective Time?

You may sell the beneficial ownership in your shares after the Effective Time only if:

•                  you have moved your shares into a brokerage or other nominee account prior to the Effective Time, and

•                  there is a trading market for the Company’s common stock after the Effective Time (there is no guarantee that this will occur).

9.              Why can’t I leave my shares at AST and sell them after the Effective Time?

Delaware law does not allow any changes in record ownership on the books of the transfer agent following the filing of a Certificate of Dissolution, which for the Company, is the Effective Time.

10.       Will a trading market exist for the Company’s common stock after the Effective Time?

Possibly, although there can be no guarantee of any trading market for the shares.

11.       If I am an employee, director or otherwise deemed an affiliate of the Company, will other restrictions apply?

Possibly.   If you are or have been deemed an affiliate of the Company, your account may be marked with legends or other restrictions on the transfer of your shares from AST may apply.   If this applies to you, please contact Patricia Arciero-Craig at the Company at patricia.craig@gleacher.com, or 212-273-7100 to request that your shares be released.  This may require you to satisfy certain ownership conditions as well as to provide certain assurances to AST by an attorney and by the Company as to your “affiliate” status.

12.       What if I have other questions?

You may contact Patricia Arciero-Craig at the Company at patricia.craig@gleacher.com, or 212-273-7100 if you have any other questions.